Exhibit 99.1

Positive Echocardiography Data from BioCardia Phase III CardiAMP Cell Therapy Heart Failure Trial Presented at American College of Cardiology Annual Meeting

New Data from Roll-in Cohort of Trial Shows Progression of Patients from Baseline through One and Two Years

Results Suggest CardiAMP Cell Therapy May Have Ability to Restore and Maintain Heart Function to Previously Non-Functioning Areas of the Heart Up to Two Years After Treatment

SUNNYVALE, Calif. – March 6, 2023 – BioCardia®, Inc. [Nasdaq: BCDA], developer of cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary diseases, announces that detailed echocardiography data from the roll-in cohort of the Phase III CardiAMP® Cell Therapy Heart Failure Trial is being presented today at the American College of Cardiology annual meeting by Peter Johnston, M.D., Assistant Professor of Medicine and Site Principal Investigator at Johns Hopkins University. The echocardiography results from baseline through one and two years showed a more than doubling in the number of heart segments functioning normally and restoration of function to 30 percent of previously non-functioning segments. This data expands upon data previously presented at the Heart Failure Society of America annual meeting last fall.

Dr. Johnston stated, “The substantial improvements in segmental wall motion and overall left ventricular ejection fraction (LVEF) seen at one year continued to improve at two years. This resulted in a median LVEF of 37% at two years as compared to 27% at baseline. While this is an early cohort in the Phase III trial, it is remarkable that the benefits from improved heart function continue to be realized two years after a single treatment of autologous CardiAMP cell therapy.”

Results from the 10-patient roll-in cohort of the clinical trial showed that myocardial wall motion in the 16 regions of the heart was more often characterized as normal after the study treatment at one year follow-up, and at two-year follow-up, as measured by the blinded echocardiography core lab at Yale University:

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In this series, only 13 percent of heart segments in these patients were contracting normally before treatment; at one year, 25 percent were contracting normally and at two years, 29 percent were contracting normally– indicating a more than doubling of the number of heart segments characterized as having normal function post-procedure. In completely non-functioning heart segments, 17 of 56, or 30 percent, of those heart segments resumed wall motion by two years.

●	The overall wall motion score index for all 16 segments in the heart was improved, decreasing from 2.4 at baseline to 2.0 at one year to 1.9 at two years.
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As a result of the restoration of myocardial wall motion, patients experienced an improvement in median left ventricular ejection fraction, which increased from 27 percent at baseline to 34 percent at one year, to 37 percent at two years.

In the previously presented data, patient demographics at study start demonstrated characteristics typical of the target population of NYHA class II and III ischemic heart failure patients with reduced ejection fraction. No serious adverse events were observed related to any of the procedures performed. Despite severe, symptomatic ischemic heart failure with reduced ejection fraction (HFrEF), two-year survival was 100 percent, and all patients completed 24 months of follow-up. Changes in guideline-directed medical therapy experienced by these patients were minimal during the two-year study period. These outcomes are consistent with the improvement in functional capacity as measured by median change in six-minute walk distance of +37.5 meters at 12 months and +31 meters at 24 months, and improvement in quality of life as measured by the Minnesota Living with Heart Failure Questionnaire in seven of ten patients at one year and six of ten patients at two years presented previously.

“These early results lend further support to the potential efficacy of the autologous CardiAMP cell therapy and to our mission of restoring heart health,” said BioCardia CEO Peter Altman, PhD. “BioCardia continues to move this clinical trial forward, with recent FDA approval of a supplement designed to add clarity to inclusion criteria for clinical sites in this trial, and submission of an adaptive statistical analysis plan for the trial to the FDA for consideration.”

About the CardiAMP Cell Therapy Program

CardiAMP cell therapy – designated as an FDA Breakthrough Device – uses a patient’s own (autologous) bone marrow cells delivered to the heart in a minimally invasive, catheter-based procedure to potentially stimulate the body’s natural healing response. The CardiAMP Cell Therapy Heart Failure Trial is the first multicenter clinical trial of a stem cell therapy to prospectively screen for stem cell therapeutic potency in order to improve patient outcomes. CardiAMP Cell Therapy incorporates three proprietary elements not previously utilized in investigational cardiac cell therapy: a pre-procedural diagnostic for patient selection, a high target dosage of cells, and a proprietary delivery system that has been shown to be safer than other intramyocardial delivery systems and exponentially more successful in cell retention. The trial is supported by the Maryland Stem Cell Research Fund and the Centers for Medicare and Medicaid Services.

About BioCardia

BioCardia, Inc., headquartered in Sunnyvale, California, is a developer of two biotherapeutic platforms – the CardiAMP autologous bone marrow derived mononuclear cell therapy for cardiovascular indications, and the NK1R+ allogeneic bone marrow derived mesenchymal stem cell therapies for cardiovascular and pulmonary diseases.  These platforms underly four product candidates, each with the potential to meaningfully benefit millions of patients. Three of these investigational therapies are enabled by the Company’s proprietary biotherapeutic delivery platforms, which the Company also selectively licenses to other biotherapeutic development firms.

Forward Looking Statements:

This press release contains forward-looking statements and that are subject to many risks and uncertainties. These forward-looking statements are made as of the date of this press release, and BioCardia assumes no obligation to update the forward-looking statements. Furthermore, data presented here from the small open label roll in cohort of the CardiAMP Heart Failure Trial may not be repeatable in future trials including the ongoing randomized double-blind cohort of the CardiAMP Heart Failure Trial. We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate.  Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 29, 2022, under the caption titled “Risk Factors.” BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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